Exhibit 99.1

Jen Agoado
Weber Shandwick 617-520-7076

CANDELA INTRODUCES NEXT GENERATION

INTENSE PULSED LIGHT TECHNOLOGY

Partnership with Danish Dermatologic Development

Brings Ellipse I2PL System to US Market

Wayland, MA – February 1, 2005 – Candela Corporation (NASDAQ: CLZR) announced today that it will introduce next generation I2PL technology for skin rejuvenation of vascular and pigmented abnormalities.  Through a partnership with Danish Dermatologic Development A/S (DDD), Candela will expand its product portfolio to include the new Ellipse I2PL system. Candela is the exclusive distributor for the new Ellipse intense pulsed light system in the United States.

“Candela is thrilled to add this next generation technology to our well established, state of the art laser portfolio,” said Gerard E. Puorro, Candela’s President and Chief Executive Officer. “With the addition of the Ellipse I2PL system, we have expanded our product offerings to provide our customers with a broader base of technologies from which to choose.”

Puorro continued, “Candela is recognized as a leader in the aesthetic device industry.  We recognize that no single technology can meet each customer’s individual needs.  Through our new Pathways Program, customers now have the flexibility to choose from multiple technology platforms for the optimum laser or light based technology that suits their needs. The combination of Candela lasers and the Ellipse I2PL system creates a complete package.”

Dr. Christine Dierickx, Medical Director of the Laser and Skin Clinic in Boom, Belgium, commented,  “I have been using the Ellipse I2PL system from DDD for the past 3 years.  I find the system very easy to use and the clinical performance very consistent from patient to patient.  The unique I2PL technology removes undesirable wavelengths which improves clinical outcomes in patients while minimizing side effects.”

Ellipse is currently sold in more than 40 countries worldwide.  DDD was formed in 1997 and is one of the largest manufacturers of intense pulsed light systems in the world. They are a fast growing, innovative and quality focused company providing high tech products and solutions for light based treatment of skin disease and cosmetic disorders.

“The collaboration between DDD and Candela Corporation is extremely natural for the companies,” said Gert Toftkjaer, DDD’s Managing Director. “We are both technology leaders in the dermatology field and share the same goals of quality and customer satisfaction. Candela has the largest and most comprehensive distribution networks in America and will continue to grow with the addition of the Ellipse I2PL system.”

Candela’s new Pathways Program is all about choices for the customer.  Through a platform of upgradeable technologies, customers can choose from a variety of technologies for the specific clinical applications they are interested in treating.  These technologies include diode technology, solid state laser, pulsed dye laser and intense pulsed light systems.  No other company offers such a wide array of technology choices and clinical applications.

The Ellipse I2PL system is pending FDA clearance in the United States.  The Ellipse I2PL system will be available for purchase after receipt of FDA clearance.

About Ellipse:

Ellipse was developed in close cooperation with leading skin researchers, dermatologists, as well as nurses and cosmetologists. The Ellipse features a lightweight, ergonomically shaped handpiece; it is both easy to use and comfortable for both clients and operators. The Ellipse allows effective treatments of large or small body areas. It successfully treats sun-damaged skin to reduce pigment and vascular disturbances. Ellipse is the only intense pulsed light system to feature DDD’s patented I2PL technology, which removes “water absorbing” wavelengths from the output spectrum device.

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of 8,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the arbitration proceeding initiated by Candela to determine the respective obligations of Candela on the one hand and the Regents of the University of California on the other hand under their existing license Agreement, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.